Exhibit 99.2

Bakers Footwear Group, Inc.

First Quarter Fiscal 2006 Results

Conference Call

June 2, 2006

Operator:     Good day ladies and gentlemen, welcome to the Baker's Footwear Group First Quarter 2006 Earnings Conference Call. Today's call is being recorded. At this time all participants are in listen-only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

I would now like to turn the conference over to Allison Malkin with Integrated Corporate Relations. Please go ahead.

Allison Malkin:     Good morning.

Before we begin, I'd like to remind everyone that this conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Bakers Footwear has no duty to update such statements. Actual future events and circumstances could differ from those set forth in this conference call due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions or in Bakers Footwear's business prospects, results of operations or financial conditions, and other risks and uncertainties including those detailed in the company's filings with the SEC.

And with that, I'd like to turn the call over to Bakers' Chairman and CEO, Peter Edison.

Peter Edison:     Thank you Allison. Good morning everyone and thank you for joining us to discuss our first quarter fiscal 2006 results. With me today is our President, Michele Bergerac, and Larry Spanley, our CFO. For this morning's call I'll provide an overview of our first quarter fiscal 2006 results, and update you as to our priorities for the remainder of the year. Following this, Michele will highlight our first quarter sales in more detail, and then Larry will review our financials. Following my closing remarks we will open the call to answer the questions you have for us today.

We had a challenging first quarter as lackluster demand for sandals resulted in lower than expected sales and higher than expected markdowns. Clearly, we are disappointed in our performance, especially given the strength of our business coming into the quarter.

First quarter net sales increased 10.8% to $49.8 million. This increase was driven by operating 245 stores this quarter, compared to 221 stores in the first quarter of fiscal 2005. This was partially offset by a 0.8% decline in comparable store sales for the quarter, compared to a 7.8% comp increase in the first quarter last year. Diluted earnings were $0.10 per share versus diluted earnings of $0.33 per share in the first quarter of 2005.

Despite our first quarter results, our growth strategy remains strong and undeterred.

Specifically, as we execute our successful store expansion and remodel program, during the first quarter, we opened 12 stores, and remodeled five stores into our new Bakers format. At quarter end, 135 stores, or 62% of our locations, were in our new Bakers format. These stores operate at higher sales levels with net sales averaging approximately $1 million per store versus approximately $670,000 per store for older format stores. We remain on track to open 30 to 35 new stores and remodel approximately 20 stores this year. This will result in having over 70% of our total store-base in our new Bakers format at year end.

We identified emerging fashion trends for the fall season and we plan to capitalize on this significant newness in a number of categories including boots, closed casuals and dress styles.

We enhanced our marketing and direct sales with the launch of our Bakers catalog. The catalog is a powerful tool as we are able to showcase our product and image to current and new customers, thereby broadening awareness and loyalty to our brand, as well as driving more customers to our web site and stores. We delivered our first two Bakers catalogs to approximately 400,000 households in March, and again in May, and were encouraged by the responses. Our web sales increased in a quarter at their fastest rate ever. We plan to mail two to three additional catalogs this year, with the next one scheduled for delivery in August.

We ended the first quarter with $28.2 million in inventory, up $7.8 million from the first quarter last year. Our inventory growth is related to our increased store counts, higher sales volumes at new format stores and the early delivery of May merchandise. The inventory levels also reflect the impact of the shortfall in our sandal business. By quarter end we had taken the pricing actions that we believe will allow us to bring inventory into line with expected sales by the end of the second quarter.

In summary, we have re-balanced our assortments toward stronger performing categories and styles in order to position us for improved performance during the balance of the year. We continue to believe that our competitive advantages in speed to market, finding and interpreting fashion, combined with our planned store expansion opportunities, has us poised for continued future growth.

Now I'd like to turn the call over to Michele to provide additional sales highlights.

Michele Bergerac:     Thanks Peter. Good morning everyone. As Peter indicated, we were not satisfied with our results this quarter. Sandals, which typically drive April sales, showed weakness in all categories. During the first quarter, we continued to realize increased average unit retail prices as we benefited from our upgraded assortment. Average unit retail increased 15.1% over the first quarter of 2005. However, our margins were impacted by markdown activity in sandals. Lastly, our Internet sales grew to $1.9 million for the quarter, up 174% over the comparable quarter.

As we begin the second quarter we're excited by the number of new trends for us to capitalize on for fall selling, especially closed casuals and dress styles. And now I'll turn the call over to Larry to highlight our first quarter results in more detail. Larry.

Lawrence Spanley:     Thanks Michele. For the first quarter, net sales rose 10.8% to $49.8 million compared to $44.9 million for the first quarter last year. The increase in net sales reflected operating 24 additional stores, partially offset by a comparable store [sales] decrease of 0.8%. This compares to [a] 7.8% comp stores sales increase in the first quarter of fiscal 2005.

Gross profit for the quarter increased to $16.3 million, or 32.7% of net sales, compared to gross profits of $15.4 million, or 34.3% of net sales in the first quarter of last year. [While] gross profit dollars increased due to new store openings, gross margin percentage declined due to higher markdowns related to the softness in sandal demand and our inability to leverage buying and occupancy costs.

Selling expenses were $10.4 million, or 20.9% of net sales, compared to $8.6 million, or 19.2% of net sales in the first quarter last year. The increase in selling expenses was primarily due to higher store depreciation costs and payroll costs associated with new and remodeled stores.

General administrative expenses were $4.7 million, or 9.4% of net sales, compared to $3.6 million, or 7.9% of net sales in our first quarter last year. The increase was driven by payroll costs, professional fees, and includes approximately $200,000 of stock-based compensation expense this quarter as we adopted FAS 123 (R).

As a result, operating income was $1.2 million, or 2.4% of net sales as compared to operating income of $3.1 million, or 6.9% of net sales in the comparable quarter.

Net income for the first quarter was $700,000, [or] $0.10 per diluted share, including [...] $0.02 per diluted share related to stock-based compensation expense on 6.8 million weighted average shares outstanding versus net income of $1.9 million, or $0.33 per diluted share on 5.6 million weighted average shares outstanding in the first quarter of 2005.

Turning to key balance sheet highlights, for the first quarter ending April 29th, 2006, the cash totaled $200,000 compared to $4.9 million last year. Last year's cash included the proceeds from the private placement that we made in March.

Inventory at the end of the first quarter totaled $28.2 million as compared to $20.4 million on April 30th, 2005. The rise in inventory was primarily due to: an additional $3.4 million in cost inventories for 32 new stores opened since the first quarter of last year; [$]1 million additional inventory for our web store reflecting the increase in our web store's sales [...] volume during the quarter; the early delivery of May merchandise accounted for approximately $2.5 million; and increased inventory related to lower than expected sale of sandals accounted for the rest of the inventory increase.

Capital expenditures in the first quarter of 2006 were $4.8 million as compared to $4.3 million in 2005. For fiscal 2006 we currently expect total capital expenditures to be approximately $20 million.

And now I'd like to turn the call over [to] Peter for closing remarks.

Peter Edison:     Thanks Larry. In conclusion we believe our assortment is back on track going forward. This, coupled with our store expansion and remodeling program and catalog and web initiatives, all point to continued progress and growth for Bakers Footwear Group.

Now I'd like to turn the call over to the operator to begin the question and answer portion of the call.

Operator:     Thank you. The question and answer session will be conducted electronically. To ask a question please press star, one, on your telephone keypad at this time. If you're using a speaker phone please make sure the mute function is turned off to allow your signal to reach our equipment. Again, if you have a question, that is star, one.

We'll go first to Margaret Whitfield at Ryan Beck.

Margaret Whitfield:     (inaudible) everyone. I wonder, Peter and Michele, if you could elaborate on what you envision to be strong performers in the near term and also for fall and holiday?

Michele Bergerac:     I'll be happy to, Margaret. I guess I would start with the umbrella of closed footwear. We are seeing a strength that we haven't seen in a number of years in the warm weather months in the dress, the tailored, and the casual categories in what we consider to be closed. And so we're very enthusiastic about that because we just see that getting stronger as we go into the third quarter months. That would be what I would say would be the primary focus of the increases. The other piece of it would be that we think there are a lot of variations of the boot successes we had last year, and so we think there's a lot of categories that we can build on for a healthy increase in our boot business.

Margaret Whitfield:     And in terms of store openings, how does...you opened more stores than I expected in Q1. What is the plan for the balance of the year by quarter?

Peter Edison:     Margaret, I don't have it by quarter because they simply shift pretty quickly from one quarter to the next, but I think you can say they're relatively evenly spread with a slight weighting toward the October/November time period, but some of the Octobers can flip into November. That's why the difference between third and fourth quarter is tricky to project.

Margaret Whitfield:     And in terms of re-balancing the assortment, did you say you feel you had accomplished what you needed to Peter in terms of rebalancing away from sandals towards closed?

Peter Edison:     Yes. I mean what you see that has happened is a cancellation and a reducing the purchases of sandals significantly in the second quarter, and significantly increasing the closed purchases in that quarter to a point where we feel really good about sort of the makeup of the inventory. The only issue remains, you know, how many sales will you get in June and July in closed up footwear no matter what in traditionally very hot weather months.

Margaret Whitfield:     Okay, and where do you think inventories will end the end of the quarter? I think you said they'd be in line with sales?

Peter Edison:     Yes, other than we will probably be pulling in some of August inventory early into July also in preparation for the August catalog.

Margaret Whitfield:     Okay.

Peter Edison:     So that our expectation is, other than with that effect, that they'll be in line.

Margaret Whitfield:     And you said that the first quarter trends have continued into this quarter, meaning you're slightly negative, Peter, thus far in this quarter, in comps?

Peter Edison:     Yeah, May was flat.

Margaret Whitfield:     Okay. Thank you.

Peter Edison:     Thanks.

Operator:     We'll go next to Ronald Bookbinder at Sterne, Agee.

Ronald Bookbinder:     Good morning. I was wondering, number one, you said the trends are continuing into this quarter. How does that translate as to the sandals even though...at discounted prices? Are they clearing through and are you having to take as much of the discount as you had previously expected?

Michele Bergerac:     I would say, Ron, that we are moving through them, and as Peter said before, we're selling a lot of sandals. It's just the level of our expectation was not achieved. We planned increases that were beyond what we're getting. And we hate to blame the weather, but in the last week or so as it's really warmed up everywhere we're seeing where some of our first reductions are getting us through some of the shoes that were looking perhaps like we were a little long.

Peter Edison:     If I could add something, Ron. If our business could stay at this level, and I'm not predicting that it will because you just don't know in June and July and I'm sort of nervous forecasting that, then you would feel really good about our ability to say we sort of solved for all those problems. But it's really related to what kind of sell-offs will you really have in June and July when you get into sort of the heart of the sandal season. None of us know; we'll see as it unfolds.

Ronald Bookbinder:     Did you write down the inventory such that we shouldn't see as much of a gross margin drop in Q2, or are they just being discounted from what the cost was?

Peter Edison:     We hope that that's correct. As I said, if our business continues at this level, then yes, that would be true. I don't want to predict June and July sales, because it's tricky, and we've put ourselves in position for that to be true, and as long as business continues at this level then I would say that's our expectation.

Ronald Bookbinder:     When you look back at the fall of 2004, and the merchandising misstep at that point, you were able to rebound fairly quickly, about six months you had cleared out all that inventory. When compared to that, how does this differ? Do you feel it's worse, do you feel it's not as bad of a situation, and does that give you any confidence in your prediction that you should be able to clear this inventory by the end of Q2?

Michele Bergerac:     I will answer from a merchandise content point of view, and then I'm sure Peter may want to add something to the financial part of your curiosity. I think that we have the strongest indicators we've had in a number of years coming out of the end of first quarter on what closed footwear she's going to want in August and September. And so that validation, also the selling report, gives us the ability to not guess, or not buy what we think, it gives us the ability to buy what we know. And also, thanks to our cost structure, we're able to make some of the moves with air freight to get it in here fast. So from a driving-sales perspective, we feel really good that we're able to reposition the front of the store quickly to be ready for back-to-school, and before that.

Peter Edison:     I'll follow on my answer to your question, Ron. This is different in some respects but similar in others. It is a fashion shift issue. It's in a broader category than what it was in third quarter of '04, but it’s at a much smaller level in that broader category. But the net financial impact to the company in this case is probably a little less than the third quarter of '04, but it has the downside of possibly being spread somewhat over two quarters instead of just isolated. Our hope...I've always hoped that we would be able to isolate it in the first quarter, but until we see the sandal sales of June/July we don't know that. So it's less focused in one quarter than '04 was, but it's not as severe a fashion mistake, if you will. I mean, that was particularly focused on Bakers Footwear Group in the third quarter of '04; this year if you look at comps of similar companies that are in the women's fashion business, non-athletic, we're down 3 and 4% comp in the first quarter. It's clearly not a Bakers Footwear Group, more of a broader, women's industry, non-athletic trend situation. And so I hope that answers your questions.

Ronald Bookbinder:     Yes, now you brought up the non-athletic was not doing well. How is athletic trending? Is it the Puma or European style athletic that's trending the best? How are you all positioned for the back half of the year, and how will that affect the mix in the back half of the year? Could closed-toe be at risk to any strengthening in athletic?

Michele Bergerac:     We've made...I'm trying to think about what to put first here. We've made, in the short term, we've made a market shift in the mix of our athletic inventory going into third quarter because of the success we're seeing in what we just call "canvas," for lack of a better description. And it's really fun, novelty, slip-on, sometimes detailed, sometimes plain, sometimes plaid, sometimes covered with skulls, sometimes plain again, just a whole gigantic category of easy, slip-on canvas, then going into fall suede and corduroy versions of athletic footwear. And it's really transcending all age groups. We're seeing 40-year-old women and 15-year-olds all buying the same shoes, and we're getting sell-offs right now that you would expect in back-to-school. So, we think that is where we're making our bed for now the rest of the year. Does that answer it Ron?

Ronald Bookbinder:     Pretty much, but when I look at page 15 of the catalog, I see that you have canvas athletic marked down. Is that just a planned promotion?

Michele Bergerac:     It was...are you on the May catalog?

Ronald Bookbinder:     I'm on the one I just received. Yeah, May 17th to 19th.

Michele Bergerac:     Okay. If I'm not mistaken -- I don't have the catalog with me right now -- there's only a couple of shoes on that page that were marked down, and yeah they were...

Ronald Bookbinder:     Right, there's only about a half dozen.

Michele Bergerac:     Yeah, and that was a planned promotion.

Ronald Bookbinder:     Okay. Okay. And then just lastly, touching on boots, it continues to look like you're correct on the jeans being tucked inside the boot. Do you still feel that is right, and that bodes well for boot sales as women would need multiple pairs using boots as an accessory?

Michele Bergerac:     I think that's a piece of the story. I think that there are, first of all coming out of first quarter we had a number of categories that continued to sell all the way through: flat, tall, stretch, just everything. And so we think instead of just one subcategory we think that all the ways we present boots, tailored and casual and flat and heels, we just think there's a lot of opportunity to build on that. Coming back from Europe, looking at the streets of New York, you know, a week ago, we saw many women still, now it's May, and they were wearing boots still into the summer. So yeah, we feel real good about it.

Ronald Bookbinder:     Okay, great. Thank you.

Operator:     We'll move next to Heather Boksen at Sidoti & Company.

Heather Boksen:     Good morning everyone.

Peter Edison:     Good morning, Heather.

Heather Boksen:     Can you guys...I assume you write down the inventory in advance for the next quarter's markdowns. Can you quantify what that was in the first quarter in any way? (Inaudible) impacted the quarter?

Lawrence Spanley :     Heather, the only thing I will say is that the markdown reserve that we had, at the end of the quarter was a million dollars higher than last year at cost, so that we have provided a million dollars more.

Heather Boksen:     Okay. And with regards to what you - and I think somebody else touched on this earlier - you think what you've accounted for so far is going to be enough to move some of the slow-moving sandal product in the second quarter?

Peter Edison:     We're still hopeful. I really apologize, but it's really hard to project the June and July level of sales. If sales continue at the current level, it is.

Heather Boksen:     Okay.

Peter Edison:     If for some reason it deteriorates, and you know, you're heading into the heart of the hot months, so we're nervous, but if it doesn't deteriorate, yes.

Heather Boksen:     But so far you feel good that you can move the sandals in June and July?

Peter Edison:     Right.

Heather Boksen:     Okay. And with regards...I mean, it sounds like you already are starting to get some of the more trend-right product in here in the second quarter. Is that correct?

Peter Edison:     Right.

Heather Boksen:     Lastly, the negative operating cash flow for the quarter, is that something that's expected to reverse in Q2 as you get inventory back in line?

Lawrence Spanley:     It's possible. I wouldn't want to predict that it will be.

Peter Edison:     The regular seasonality of our business is sort of, you know, negative in the first quarter, builds, improves in the second quarter, negative in the third quarter then improves in the fourth quarter. So, you know, you would assume it will continue. Again, it's really dependent on sales.

Heather Boksen:     Okay, well thanks guys.

Peter Edison:     Thanks Heather.

Operator:     And next we'll move to Sam Poser at Mosaic Research.

Sam Poser:     Good morning. Can you talk a little bit more about the inventory, and can you break down how much of it is the sandal carry-over versus pull-forward and so on and so forth?

Peter Edison:     I think we had, of the $8 million increase, just under a million of it was sandal inventory.

Sam Poser:     So that's...so the million dollars is the issue?

Peter Edison:     Pardon me?

Sam Poser:     So that's, so that's what we're dealing with the elimination of?

Peter Edison:     Yes. Now you have to realize that we are dealing with the elimination of that by placing less of it. In the second quarter, we feel we own the second quarter sandal, so one shouldn't assume that that automatically has to be marked down.

Sam Poser:     Got you, and then the balance...how much of it was pulled forward into Q1?

Peter Edison:     I think that was $2.5 million.

Sam Poser:     And then the balance?

Peter Edison:     The balance is mostly new stores, $3.4 million, and the web, a million.

Sam Poser:     And can you give us...can you break out sort of the comps by, some of the, like what your sandal comps were and then where the big, you know, and then that variance on some of that closed-toe footwear?

Peter Edison:     Well I mean the sandal comps were down in the sort of low double digits area for the company, and then, you know, the rest made up virtually all of that. We’re down 0.8 so, but the sandals were obviously on a bigger base.

Sam Poser:     And what was the strongest, the individual strongest part of the sandal seem to be the weakest.

Michele Bergerac:     I'm sorry? Ask the question again?

Sam Poser:     What was the...I mean as sandals were clearly the weakest part of your business, what was the strongest part, and what kind of comps did they run?

Michele Bergerac:     Of our total business?

Sam Poser:     Right.

Michele Bergerac:     I would say the strongest part would be all our closed shoes. And the comps vary because during that time period we already have a very large closed casual business, so those comps were lower but still positive, and then there were very large comps in our closed dressy and tailored businesses.

Sam Poser:     One of the footwear manufacturers commented to me that the sort of the closed up but like with a peek-a-boo toe and like open toe product was very strong. Is that the kind of stuff you're talking about or are you talking about fully closed-up footwear?

Michele Bergerac:     Both. We're talking about both. We've enjoyed some...as we have for a couple of years, enjoyed very nice sell-throughs for peep toes, but that's part of the story, and the other part of it is completely closed up.

Sam Poser:     Okay great, and just one last thing. What percentage of your total inventory right now...what percentage of your sales are sandals in the first half of the year, and then what percentage of your inventory is reflected in sandals right now, beyond that million dollar variance?

Peter Edison:     The sandal sales for the second quarter would be expected to be somewhat above half of the company sales. It's not that of inventory because inventory is marked down and sandals are cheaper, and so you have, as you're working out of the end of the year, towards the end of the season you actually are reducing your inventory.

Sam Poser:     Where is that inventory now, though? Where is that inventory now, Peter, at the end of Q1?

Peter Edison:     The sandal inventory at the end of Q1?

Sam Poser:     Yeah, as a percentage of your total inventory.

Peter Edison:     I don't have that Sam, because it's in a bunch of different categories, you know.

Sam Poser:     All right. But I mean is it pushing on the 50 plus percent and that million dollars just puts it over the top, kind of situation?

Peter Edison:     Sam, I can't answer that. I don't want to make...I feel that we have, you know, $1 million more than we would like to have.

Sam Poser:     Got you. All right, well thank you very much.

Peter Edison:     Okay.

Operator:     And at this time we have no further questions. Mr. Edison, I'll turn the conference back over to you for closing remarks.

Peter Edison:     Thank you very much Allison. Thank you everyone for your participation and support. We look forward to speaking with you again when we report second quarter results in September. Thank you.

Operator:     And that does conclude today's conference. Again, thank you for your participation.